EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS RECORD SECOND QUARTER 2018 RESULTS AND

RAISES GROSS MARGIN AND NON-GAAP EARNINGS GUIDANCE

Gross Profit Margin Increased 120 Basis Points to 16.5%

Operating Profit Margin Increased 140 Basis Points to 2.4%

Non-GAAP EBITDA Margin Increased 130 Basis Points to 3.5%

Diluted EPS Increased 256% to $0.64

Non-GAAP Adjusted EPS Increased 116% to $0.82

El Segundo, California — July 25, 2018 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the second quarter of 2018.

Second Quarter Consolidated Financial Summary

	Three Months Ended June 30,
(in millions, except per share data)	2018	2017	% Change
Net Sales	$546.4	$556.1	(2)
Gross Profit	90.4	85.1	6
Gross Profit Margin	16.5%	15.3%	120	bp
Consolidated SG&A	$77.2	$79.7	(3)
Operating Profit	13.2	5.4	144
Net Income	7.9	2.4	233
Non-GAAP Net Income	10.0	5.2	94

EBITDA	16.6	8.9	86
Adjusted EBITDA	19.0	12.2	56

Diluted Earnings per Share	0.64	0.18	256
Adjusted Diluted Earnings per Share	0.82	0.38	116

Frank Khulusi, Chairman and CEO of PCM, Inc., stated, “Coming on the heels of a great Q1, I am very pleased with our fantastic results in the second quarter. We achieved record gross profit, gross margin and adjusted EPS through solid execution in our strategic areas of focus and investment. During the quarter we increased our focus on higher margin sales such as managed services, advanced technologies, cloud, and security solutions, and in some cases walked away from some low-margin volume business we identified as unprofitable. These moves helped us achieve our highest ever gross margin of 16.5%, 120 basis points higher than the same quarter last year, and resulted in a slight reduction in sales, an outcome we’re happy with as our gross profit increased 6% from the same quarter last year. Reflecting strong expense discipline, consolidated SG&A expenses declined by 3% despite the 6% increase in gross profit. All of this resulted in us reaching on a non-GAAP basis adjusted EBITDA of $19 million, an adjusted EBITDA margin of 3.5%, and adjusted EPS of $0.82, all significant bottom line achievements we’re proud of. Additionally, this increased profitability combined with our focus on working capital management resulted in approximately $33 million of increased operating cash flow and nearly $36 million in further reductions in our net debt, which has now declined by nearly $69 million since the end of 2017. I would like to thank all my fellow co-workers at PCM for their hard work, die-hard dedication, and significant contribution to these record results.”

Commenting on PCM’s outlook, Mr. Khulusi concluded, “Due to our strong performance year to date as well as having a solid outlook for the rest of the year, we are increasing our 2018 guidance for non-GAAP earnings per share by $0.20 to a range of $2.20 - $2.30. We are also increasing our gross margin guidance for the year to a new range of 15.60% to 15.85% on revised sales growth guidance of low single digits, reflecting our focus on more profitable sales.”

1

New Accounting Standard

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which, along with amendments issued in 2015 and 2016, replaced most existing revenue recognition guidance under GAAP and eliminate industry specific guidance. The core principle of the new guidance is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We adopted the guidance on January 1, 2018 using the full retrospective method, which resulted in adjustments to our consolidated statement of operations for the three and six months ended June 30, 2017, and our consolidated statement of cash flows for the six months ended June 30, 2017 presented herein.

Second Quarter Segment Sales Summary

	Three Months Ended June 30,
	2018		2017
(in thousands)	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$410,950	75%	$435,893	78%	$(24,943)	(6)%
Public Sector	74,712	14	76,427	14	(1,715)	(2)
Canada	47,416	9	43,579	8	3,837	9
United Kingdom	13,512	2	362	—	13,150	NM (1)
Corporate & Other	(160)	—	(179)	—	19	NM (1)
Consolidated	$546,430	100%	$556,082	100%	$(9,652)	(2)%

(1)	Not meaningful.

Results of Operations

Net Sales

Consolidated net sales were $546.4 million in the three months ended June 30, 2018 compared to $556.1 million in the three months ended June 30, 2017, a decrease of $9.7 million or 2%. Consolidated sales of services were $42.9 million in the three months ended June 30, 2018 compared to $40.8 million in the three months ended June 30, 2017, an increase of $2.1 million, or 5%, and represented 8% and 7% of consolidated net sales in the three months ended June 30, 2018 and 2017, respectively.

Commercial net sales were $411.0 million in the three months ended June 30, 2018 compared to $435.9 million in the three months ended June 30, 2017, a decrease of $24.9 million or 6%. Sales of services in our Commercial segment were $29.4 million in the three months ended June 30, 2018 compared to $27.6 million in the three months ended June 30, 2017, an increase of $1.8 million or 7%, and represented 7% and 6% of Commercial net sales in the three months ended June 30, 2018 and 2017, respectively. The decrease in our Commercial segment net sales in the three months ended June 30, 2018 was impacted by a large, low-margin enterprise customer project in the prior year that did not reoccur, as well as a several specific customer deals we elected not to pursue based on our focus on profitable growth.

Public Sector net sales were $74.7 million in the three months ended June 30, 2018 compared to $76.4 million in the three months ended June 30, 2017, a decrease of $1.7 million or 2%, primarily due to a 22% decrease in our federal sales, partially offset by a 5% increase in our state and local government and educational institution (“SLED”) sales. Sales of services in our Public Sector segment were $4.8 million in the three months ended June 30, 2018 compared to $5.8 million in the three months ended June 30, 2017, a decrease of $1.0 million or 18%, and represented 6% and 8% of Public Sector net sales in the three months ended June 30, 2018 and 2017, respectively. Our federal business net sales were negatively impacted in the quarter by the loss of a Federal contract, which we were unwilling to rebid at a loss as we stated over the last few quarters.

Canada net sales were $47.4 million in the three months ended June 30, 2018 compared to $43.6 million in the three months ended June 30, 2017, an increase of $3.8 million, or 9%. Sales of services in our Canada segment were $7.5 million in the three months ended June 30, 2018 compared to $7.4 million in the three months ended June 30, 2017, and represented 16% and 17% of Canada net sales in the three months ended June 30, 2018 and 2017, respectively.

2

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of $13.5 million in the three months ended June 30, 2018 compared to $0.4 million in the three months ended June 30, 2017, an increase of $13.1 million.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $90.4 million in the three months ended June 30, 2018 compared to $85.1 million in the three months ended June 30, 2017, an increase of $5.3 million, or 6%. Consolidated gross profit margin increased to 16.5% in the three months ended June 30, 2018 from 15.3% in the same period last year. The increase in consolidated gross profit and gross profit margin was primarily due to a shift in mix toward higher margin solutions and service sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $77.2 million in the three months ended June 30, 2018 compared to $79.7 million in the three months ended June 30, 2017, a decrease of $2.5 million or 3%. Consolidated SG&A expenses as a percentage of net sales decreased to 14.1% in the three months ended June 30, 2018 from 14.3% in the same period last year. The decrease in consolidated SG&A expenses was primarily related to a $2.0 million decrease in outside service costs primarily related to the termination of the Pakistani BPO service contract, and a $1.0 million decrease in telecommunication costs, partially offset by an increase in personnel costs of $1.2 million, which was primarily due to our new United Kingdom segment.

Operating Profit

Consolidated operating profit increased 144% to $13.2 million compared to $5.4 million in the prior year, due to the increase in gross profit and reduction in SG&A expenses for the reasons discussed above.

Income Taxes

Income tax expense was $3.1 million in the three months ended June 30, 2018 compared to $1.2 million in the three months ended June 30, 2017. Our effective tax rate was 28.4% compared to 33.4% in the prior year. Income taxes in the three months ended June 30, 2018 reflected the new lower Federal income tax rate and other factors within tax reform, while income taxes in the three months ended June 30, 2017 benefited from $0.4 million in excess tax benefits associated with stock based compensation.

Net Income

Net income for the three months ended June 30, 2018 was $7.9 million compared to $2.4 million for the three months ended June 30, 2017. Diluted earnings per share was $0.64 compared to $0.18 in the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.82 for the three months ended June 30, 2018 compared to $0.38 in the three months ended June 30, 2017.

Consolidated Balance Sheet and Cash Flow

We had cash and cash equivalents of $11.5 million at June 30, 2018 compared to $9.1 million at December 31, 2017. We had $72.4 million of net cash provided by operating activities during the six months ended June 30, 2018 compared to $6.3 million in the six months ended June 30, 2017.

Accounts receivable at June 30, 2018 was $522.1 million, an increase of $82.4 million from December 31, 2017, primarily the result of seasonally strong sales toward the end of the second quarter. Inventory at June 30, 2018 was $78.5 million, a decrease of $25.0 million from December 31, 2017, primarily related to the sell through of certain purchases made in the fourth quarter of 2017. Accounts payable at June 30, 2018 was $393.9 million, an increase of $104.7 million from December 31, 2017, also primarily the result of seasonally strong sales and related purchase volume toward the end of the second quarter.

Cash used in investing activities during the three months ended June 30, 2018 totaled $2.5 million compared to $9.1 million during the six months ended June 30, 2017. Investing activities for the six months ended June 30, 2018 were primarily related to expenditures relating to investments in our IT infrastructure. Investing activities for the six months ended June 30, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure, and leasehold improvements.

3

Within cash flows from financing activities, we paid earnout payments totaling $2.2 million in the six months ended June 30, 2018, compared to $6.5 million in the six months ended June 30, 2017. The earnout period ended as of March 31, 2018.

Our outstanding borrowings under our line of credit was $149.3 million at June 30, 2018, a $64.5 million decline compared to $213.8 million at December 31, 2017 as a result of the cash flow generated from our earnings combined with our focus on working capital management during the first half of 2018.

Sales Mix

The following table sets forth our gross billed sales (net of returns) by major categories as a percentage of total gross billed sales (net of returns) for the periods presented, determined based upon our internal product code classifications:

	Three Months Ended June 30,		Y/Y Sales
	2018	2017	Growth
Software (1)	29%	31%	(10)%
Notebooks and tablets	17	18	(8)
Desktops	8	6	18
Delivered services	8	7	5
Networking	7	6	9
Manufacturer service and warranties (1)	6	6	9
Servers	4	3	28
Storage	4	3	18
Display	4	4	4
Accessories	4	4	(17)
Input Devices	2	2	12
Printers	2	2	(13)
Other (2)	5	8	(20)
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

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Conference Call

Management will hold a conference call, which will be webcast, on July 25, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events-presentations.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on July 25, 2018 until August 1, 2018 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 5475015.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. We generated net sales of $2.2 billion in the twelve months ended June 30, 2018. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to expectations of reaping the benefits of our investments in security, cloud, hybrid data center, managed services and advanced technologies; expectations of financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations for non-GAAP earnings per share; expectations for gross margins; and expectations for the full year 2018 sales growth. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in security, cloud, hybrid data center, advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to continue to successfully transition outsourced BPO services historically provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition; possible discontinuance of IT licenses or authorizations used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in some of these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2018, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$546,430	$556,082	$1,089,262	$1,078,842
Cost of goods sold	456,013	470,937	915,249	915,199
Gross profit	90,417	85,145	174,013	163,643
Selling, general and administrative expenses	77,222	79,741	154,576	153,528
Operating profit	13,195	5,404	19,437	10,115
Interest expense, net	2,315	1,986	4,777	3,639
Equity income from unconsolidated affiliate	129	135	304	273
Income before income taxes	11,009	3,553	14,964	6,749
Income tax expense	3,126	1,187	4,270	211
Net income	$7,883	$2,366	$10,694	$6,538

Basic and Diluted Earnings Per Common Share
Basic	$0.66	$0.19	$0.90	$0.52
Diluted	0.64	0.18	0.88	0.48

Weighted average number of common shares outstanding:
Basic	11,912	12,574	11,878	12,477
Diluted	12,259	13,486	12,145	13,483

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
EBITDA(a):
Consolidated operating profit	$13,195	$5,404	$19,437	$10,115
Add: Consolidated depreciation expense	2,618	2,418	5,331	4,858
Consolidated amortization expense	690	973	1,582	2,055
Equity income from unconsolidated affiliate(b)	129	135	304	273
EBITDA	$16,632	$8,930	$26,654	$17,301

EBITDA Adjustments:
Stock-based compensation	$760	$708	$1,432	$1,223
M&A and related litigation costs and fees(c)	899	1,370	1,139	1,540
Severance and restructuring related costs(d)	252	1,165	564	1,781
Foreign exchange loss	417	8	187	34
Total EBITDA adjustments	$2,328	$3,251	$3,322	$4,578

Adjusted EBITDA
EBITDA	$16,632	$8,930	$26,654	$17,301
Add: EBITDA Adjustments	2,328	3,251	3,322	4,578
Adjusted EBITDA	$18,960	$12,181	$29,976	$21,879

Net income:
Income before income taxes	$11,009	$3,553	$14,964	$6,749
Less: Income tax expense	3,126	1,187	4,270	211
Net income	$7,883	$2,366	$10,694	$6,538

Income before income taxes	$11,009	$3,553	$14,964	$6,749
Add: EBITDA Adjustments	2,328	3,251	3,322	4,578
Amortization of purchased intangibles(e)	686	969	1,574	2,047
One-time interest charge(f)	—	321	—	321
Adjusted income before income taxes	14,023	8,094	19,860	13,695
Less: Adjusted income tax expense(g)	3,997	2,914	5,660	4,930
Non-GAAP net income	$10,026	$5,180	$14,200	$8,765

Diluted earnings per share:
GAAP diluted EPS	$0.64	$0.18	$0.88	$0.48
Non-GAAP diluted EPS	0.82	0.38	1.17	0.65

Diluted weighted average number of common shares outstanding	12,259	13,486	12,145	13,483

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes litigation costs and fees related to our acquisitions.
(d)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(e)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(f)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(g)	The 2018 adjusted income tax expense assumes an estimated annual effective tax rate of 28.5%. The 2017 adjusted income tax expense assumes an estimated annual effective tax rate of 36.0%.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$11,503	$9,113
Accounts receivable, net of allowances of $1,908 and $2,181	522,072	439,658
Inventories	78,491	103,471
Prepaid expenses and other current assets	9,198	9,333
Total current assets	621,264	561,575
Property and equipment, net	69,707	71,551
Goodwill	87,616	87,768
Intangible assets, net	9,443	11,090
Deferred income taxes	1,495	1,759
Investment and other assets	5,193	6,509
Total assets	$794,718	$740,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$393,890	$289,201
Accrued expenses and other current liabilities	54,413	55,040
Deferred revenue	12,204	7,913
Line of credit	149,300	213,778
Notes payable — current	3,459	3,362
Note payable related to asset held for sale	—	—
Total current liabilities	613,266	569,294
Notes payable	31,151	32,892
Other long-term liabilities	7,710	7,338
Deferred income taxes	3,836	3,102
Total liabilities	655,963	612,626
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,285,019 and 17,170,273 shares issued; 11,894,367 and 11,779,621 shares outstanding	17	17
Additional paid-in capital	135,899	134,646
Treasury stock, at cost: 5,390,652 shares	(38,536)	(38,536)
Accumulated other comprehensive income	(567)	251
Retained earnings	41,942	31,248
Total stockholders’ equity	138,755	127,626
Total liabilities and stockholders’ equity	$794,718	$740,252

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$10,694	$6,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,913	6,913
Equity income from unconsolidated affiliate	(304)	(273)
Distribution from equity method investee	162	—
Provision for deferred income taxes	984	171
Non-cash stock-based compensation	1,432	1,223
Change in operating assets and liabilities:
Accounts receivable	(82,414)	(83,825)
Inventories	24,980	5,988
Prepaid expenses and other current assets	135	1,784
Other assets	1,571	1,294
Accounts payable	102,681	74,311
Accrued expenses and other current liabilities	1,247	(4,363)
Deferred revenue	4,291	(3,453)
Total adjustments	61,678	(230)
Net cash provided by operating activities	72,372	6,308
Cash Flows From Investing Activities
Purchases of property and equipment	(2,358)	(9,056)
Acquisition of Stack Technology	(166)	—
Net cash used in investing activities	(2,524)	(9,056)
Cash Flows From Financing Activities
Net payments under line of credit	(64,478)	(86)
Borrowing under note payable	—	3,139
Payments under notes payable	(1,638)	(1,992)
Change in book overdraft	1,952	5,038
Payments of earn-out liability	(2,199)	(6,523)
Payments of obligations under capital lease	(349)	(860)
Proceeds from capital lease obligations	—	587
Proceeds from stock issued under stock option plans	261	4,722
Payment for deferred financing costs	(43)	(635)
Payment of taxes related to net-settled stock awards	(450)	(783)
Net cash provided by (used in) financing activities	(66,944)	2,607
Effect of foreign currency on cash flow	(514)	274
Net change in cash and cash equivalents	2,390	133
Cash and cash equivalents at beginning of the period	9,113	7,172
Cash and cash equivalents at end of the period	$11,503	$7,305
Supplemental Cash Flow Information
Interest paid	$4,579	$3,263
Income taxes (refund) paid, net	(1,558)	3,314
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	1,134	14

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